EXHIBIT 99.11
                                                                   -------------

February 20, 2002                                            RE-OFFER PROSPECTUS


                          HOLLYWOOD PARTNERS.COM, INC.

                     UP TO 18,000,000 SHARES OF COMMON STOCK

     The selling stockholders pursuant to an employment agreement and a bonus agreement entered into with us may offer up to 18,000,000 shares of our common stock.

     The selling security holders may sell their shares of common stock after delivery of this prospectus to purchasers, from time to time, through broker-dealers or underwriters at the prevailing market price as listed on the OTC Bulletin Board under the symbol "HLYP." We will not receive any of the proceeds from the secondary offering and sale of the common stock by the selling security holders.

     See, RISK FACTORS on page 2.

     Our principal offices are located at 1925 Century Park East, 5th Floor, Los Angeles, California 90067.

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     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE
MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                TABLE OF CONTENTS

RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2

FORWARD LOOKING STATEMENTS. . . . . . . . . . . . . . . . . . . . . . .      7

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7

SELLING SECURITY HOLDERS. . . . . . . . . . . . . . . . . . . . . . . .      7

PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . .      7

INTEREST OF NAMED EXPERTS AND COUNSEL . . . . . . . . . . . . . . . . .      8

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . . .      8

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
     FOR SECURITIES ACT LIABILITIES . . . . . . . . . . . . . . . . . .      9



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                                  RISK FACTORS

RISK FACTORS

     The securities offered in this prospectus involve a high degree of risk. In addition to the other information contained in this prospectus, you should consider the following risk factors before making an investment. The occurrence of any the following risks could materially adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not presently known to us or that we currently view as immaterial might also materially adversely affect our business, financial condition or results of operations. In such a case, the value of your investment could decline and you may lose all or part of your investment.

1.   CONTROL BY PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS.

     Our principal shareholders, officers and directors will beneficially own approximately 36% of our Common Stock. As a result, such persons may have the ability to control our and direct our affairs and business. Such concentration of ownership may also have the effect of delaying, deferring or preventing change in control.

2.   CONFLICTS OF INTEREST.

     None of our management is engaged by the Company on a full time basis. Accordingly, certain conflicts of interest exist between us and our officers and directors. They have other business interests to which they devote their attention, and they may be expected to continue to do so. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his fiduciary duties to us.

3.   POSSIBLE NEED FOR ADDITIONAL FINANCING.

     We have very limited funds, and such funds may not be adequate to take advantage of any available business opportunities. Even if our funds prove to be sufficient to acquire an interest in, or complete a transaction with, a business opportunity, we may not have enough capital to exploit the opportunity. Our ultimate success may depend upon our ability to raise additional capital. We have not investigated the availability, source, or terms that might govern the acquisition of additional capital and will not do so until it determines a need for additional financing. If additional capital is needed, there is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to us. If not available, our operations will be limited to those that can be financed with its modest capital.

4.   REGULATION OF PENNY STOCKS.

     Our common stock is subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker- dealers to sell the Company's securities and also may affect the ability of purchasers to sell their securities in the market that might develop therefor.

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     In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, and 15g-7 under the Securities Exchange Act of 1934, as amended. Because our securities are "penny stocks" within the meaning of the rules, the rules apply to us and our securities. The rules may further affect the ability of owners of Shares to sell our securities in the market.

     Shareholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker- dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

5.   NO OPERATING BUSINESS.

     Our present operations consist of attempting to restructure itself as a "clean" shell which would be more attractive to a potential acquisition candidate. We have discontinued our prior operations and have no relevant operating history. We face all of the risks of a new business and the special risks inherent in the investigation, acquisition, or involvement in a new business opportunity. We must be regarded as a new or "start-up" venture with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject.

6.   NO ASSURANCE OF SUCCESS OR PROFITABILITY.

     There is no assurance that we will acquire a favorable business opportunity. Even if we should become involved in a business opportunity, there is no assurance that it will generate revenues or profits, or that the market price of our stock will be increased thereby.

7.   REPORTING REQUIREMENTS MAY DELAY OR PRECLUDE ACQUISITION.

     Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"), requires companies subject thereto to provide certain information about significant acquisitions, including certified financial statements for the company acquired, covering one or two years, depending on the relative size of the acquisition. The time and additional costs that may be incurred by some target entities to prepare such statements may significantly delay or essentially preclude consummation of an otherwise desirable acquisition by us. Acquisition prospects that do not have or are unable to obtain the required audited statements may not be appropriate for acquisition so long as the reporting requirements of the 1934 Act are applicable.

8.   LACK OF AN ACTIVE TRADING MARKET FOR OUR STOCK.

     Our stock trades sporadically, at minimal prices and in minimal volumes on the over the counter bulletin board ("OTCBB"). Accordingly, a purchaser of the stock offered hereby may not find a ready market should he or she wish to sell their shares.
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9.   POSSIBLE BUSINESS - NOT IDENTIFIED AND HIGHLY RISKY.

     We have not identified and have no commitments to enter into or acquire a specific business opportunity and therefore can disclose the risks and hazards of a business or opportunity that it may enter into except in a general manner, and cannot disclose the risks and hazards of any specific business or opportunity that it may enter into. An investor can expect a potential business opportunity to be quite risky. Our acquisition of or participation in a business opportunity will likely be highly illiquid and could result in a total loss to us and our stockholders if the business or opportunity proves to be unsuccessful.

10.  TYPE OF BUSINESS ACQUIRED.

     The type of business to be acquired may be one that desires to avoid affecting its own public offering and the accompanying expense, delays, uncertainties, and federal and state requirements which purport to protect investors. Because of our limited capital, it is more likely than not that any acquisition by us will involve other parties whose primary interest is the acquisition of control of a publicly traded reporting company. Moreover, any business opportunity acquired may be currently unprofitable or present other negative factors.

11.  IMPRACTICABILITY OF EXHAUSTIVE INVESTIGATION.

     Our limited funds and limited management personnel will likely make it impracticable to conduct a complete and exhaustive investigation and analysis of a business opportunity before we commit our capital or other resources thereto. Management decisions, therefore, will likely be made without detailed feasibility studies, independent analysis, market surveys and the like which, if we had more funds available to us, would be desirable. We will be particularly dependent in making decisions upon information provided by the promoter, owner, sponsor, or others associated with the business opportunity seeking our participation. A significant portion of our available funds may be expended for investigative expenses and other expenses related to preliminary aspects of completing an acquisition transaction, whether or not any business opportunity investigated is eventually acquired.

12.  LACK OF DIVERSIFICATION.

     Because of the limited financial resources that we have, it is unlikely that we will be able to diversify its acquisitions or operations. Our probable inability to diversify its activities into more than one area will subject us to economic fluctuations within a particular business or industry and therefore increase the risks associated with our operations.

13.  POSSIBLE RELIANCE UPON UNAUDITED FINANCIAL STATEMENTS.

     We generally will require audited financial statements from companies that we proposes to acquire. No assurance can be given, however, that audited financials will be available to us. In cases where audited financials are unavailable, we will have to rely upon unaudited information received from target companies' management that has not been verified by outside auditors. The lack of the type of independent verification which audited financial statements would provide, increases the risk that we, in evaluating an acquisition with such a target company, will not have the benefit of full and accurate information about the financial condition and operating history of the target company. This risk increases the prospect that the acquisition of such a company might prove to be an unfavorable one for us and our shareholders. Moreover, we will be subject to the reporting provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and thus will be required to furnish certain information about significant acquisitions, including audited financial

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statements for any business that we acquire. Consequently, acquisition prospects that do not have, or are unable to provide reasonable assurances that they will be able to obtain, the required audited statements would not be considered by us to be appropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable. Should we, during the time we remain subject to the reporting provisions of the Exchange Act, complete an acquisition of an entity for which audited financial statements prove to be unobtainable, we would be exposed to enforcement actions by the Securities and Exchange Commission (the "Commission") and to corresponding administrative sanctions, including permanent injunctions against us and our management. The legal and other costs of defending a Commission enforcement action are likely to have material, adverse consequences for us and our business. The imposition of administrative sanctions would subject us to further adverse consequences.

14.  OTHER REGULATION.

     An acquisition made by us may be of a business that is subject to regulation or licensing by federal, state, or local authorities. Compliance with such regulations and licensing can be expected to be a time-consuming, expensive process and may limit our other investment opportunities.

15.  DEPENDENCE UPON MANAGEMENT; LIMITED PARTICIPATION OF MANAGEMENT.

     We currently have two individuals who are serving as its officers and directors. We will be heavily dependent upon their skills, talents, and abilities to implement its business plan, and may, from time to time, find that the inability of the officers and directors to devote their full time attention to our business results in a delay in progress toward implementing our business plan. Furthermore, since only two individuals are serving as our officers and directors, we will be entirely dependent upon their experience in seeking, investigating, and acquiring a business and in making decisions regarding our operations. Because investors will not be able to evaluate the merits of possible business acquisitions by us, they should critically assess the information concerning our two officers and directors.

16.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Our Articles of Incorporation and applicable Delaware Law provide for the indemnification of its directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of its directors, officers, employees, or agents, upon such person's promise to repay us therefor, if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

17.  DIRECTOR'S LIABILITY LIMITED.

     Our Articles of Incorporation exclude personal liability of our directors to us and our stockholders for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, we will have a much more limited right of action against its directors than otherwise would be the case. This provision does not affect the liability of any director under federal or applicable state securities laws.

18.  DEPENDENCE UPON OUTSIDE ADVISORS.

     To supplement the business experience of its officers and directors, we may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. The selection of any such advisors will be made

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by our officers and directors without any input from stockholders. Furthermore, it is anticipated that such persons may be engaged on an "as needed" basis without a continuing fiduciary or other obligation to us. In the event management considers it necessary to hire outside advisors, they may elect to hire persons who have other business relationships with them, if they are able to provide the required services.

19.  LEVERAGED TRANSACTIONS.

     There is a possibility that any acquisition of a business opportunity by us may be leveraged, i.e., we may finance the acquisition of the business opportunity by borrowing against the assets of the business opportunity to be acquired, or against the projected future revenues or profits of the business opportunity. This could increase our exposure to larger losses. A business opportunity acquired through a leveraged transaction is profitable only if it generates enough revenues to cover the related debt and expenses. Failure to make payments on the debt incurred to purchase the business opportunity could result in the loss of a portion or all of the assets acquired. There is no assurance that any business opportunity acquired through a leveraged transaction will generate sufficient revenues to cover the related debt and expenses.

20.  COMPETITION.

     The search for potentially profitable business opportunities is intensely competitive. We expect to be at a disadvantage when competing with many firms that have substantially greater financial and management resources and capabilities than us. These competitive conditions will exist in any industry in which we may become interested. In addition, some acquisition candidates may negatively regard the prior discontinued operations and other activities.

21.  NO FORESEEABLE DIVIDENDS.

     We have not paid dividends on our Common Stock and do not anticipate paying such dividends in the foreseeable future.

22.  LOSS OF CONTROL BY PRESENT MANAGEMENT AND STOCKHOLDERS.

     We may consider an acquisition in which the Company would issue as consideration for the business opportunity to be acquired an amount of our authorized but unissued Common Stock that would, upon issuance, represent the great majority of our voting power and equity. The result of such an acquisition would be that the acquired company's stockholders and management would control us, and our management could be replaced by persons unknown at this time. Such a merger would result in a greatly reduced percentage of ownership of our current shareholders. In addition, our officers could sell their control block of stock at a premium price to the acquired company's stockholders.

23.  NEED FOR ADDITIONAL AUTHORIZED SHARES.

     We have only a limited number of shares of common stock available for issuance. We will not be able to complete any acquisition until we increase the number of our authorized shares. We plan to do this in the near future. However, if for any reason we are unable to increase the number of authorized shares, our ability to attract a partner for a business combination would be greatly reduced.

24.  BLUE SKY CONSIDERATIONS.

     Because our common stock has not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the

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ability of investors to sell the securities and of purchasers to purchase the securities. Some jurisdictions may not under any circumstances allow the trading or resale of blind-pool or "blank-check" securities. Accordingly, investors should consider the secondary market for our securities to be a limited one until we complete a business combination.


                           FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in this prospectus.

                                 USE OF PROCEEDS

     We will not receive any part of the proceeds from the sale of the shares of common stock offered by or for the account of the selling security holders.


                            SELLING SECURITY HOLDERS

     We are registering up to 15,000,000 shares of our common stock issued, or to be issued, pursuant to an employment agreement and a bonus agreement (the "Plans"). The following table describes the number of securities issued under the Plans and the total number of securities owned by the selling shareholder and the percentage of the number of outstanding shares that is represented thereby.

                           Shares Issued    Total Shares Owned     Percentage of
Name and Position           Under Plans     As of Feb. 19, 2002    Class Issued
-----------------------    -------------    -------------------    -------------
Nikolas Konstant             16,000,000        20,000,000 (1)           32%
Chief Executive Officer

Valerie A. Broadbent          2,000,000         2,404,102 (2)            4%
Chief Financial Officer


     (1) Number of shares includes all shares which may be issued to Mr. Konstant under his employment agreement

     (2) Number of shares includes (i) 25,000 shares underlying a currently exercisable option with an exercise price of $1.07 per share, which expires on September 21, 2004; (ii) 3500,000 shares underlying a currently exercisable option with an exercise price of $0.50 per share, which expires on January 3, 2016; and (iii) 29,102 shares issued through the exercise of options; and does not include 150,000 shares underlying options that are not currently exercisable with an exercise price of $0.50 expiring January 3, 2016.


                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds from the sale of the common stock by the selling security holders. We anticipate the selling security holders will offer the shares of common stock for sale either directly or through broker-dealers or underwriters. The broker-dealers or underwriters may act solely as agents or may acquire the shares of common stock as principals. They may receive compensation in the form of usual and customary or specifically


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negotiated underwriting discounts, concessions or commissions from the selling security holders or the secondary purchasers of the shares of common stock registered in this prospectus for which they may act as agent.

     The net proceeds to the selling security holders from the sale of common stock will be the purchase price of the common stock sold less the aggregate agents' commissions and underwriters' discounts, if any. The selling security holders and any dealers or agents that participate in the distribution of the common stock may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

     The shares of common stock being offered by the selling security holders will be sold in one or more transactions on the OTC Bulletin Board or on any other market on which our common stock may be trading. The sale price to the public may be the market price prevailing at the time of sale, or a different price negotiated by the selling security holders. The selling security holders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares of common stock if they deem the purchase price to be unsatisfactory.

     Certain limitations apply to the resale of these securities. Any sale of the securities subject to this registration statement by the selling shareholders may not exceed, during any three-month period, greater than the greater of:

     -  1% of our outstanding common stock; or
     - the average weekly reported trading volume of the common stock during the four calendar weeks preceding the sale

     The selling security holders participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations passed by the SEC. This may limit the timing of purchases and sales of any of the shares of the common stock by the selling security holders. It may also affect the marketability of the shares of common stock.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Frank J. Hariton has acted as our counsel in connection with this registration statement and owns 400,000 shares of our common stock.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We filed the following documents with the SEC which are hereby incorporated herein by reference:

     (1)  Our annual report on Form 10-K for the year ended December 31, 2000;
          and
     (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 1999.

     In addition, all documents subsequently filed by us pursuant to sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

     We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the

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prospectus. We will provide this information upon written or oral request at no cost to the requester. Any such request should be made in writing to us at 1925 Century Park East, 5th Floor, Los Angeles, California 90067, Attn. Corporate Secretary.

     We are required to file reports with the SEC. These reports include: (1) an annual report on Form 10-KSB containing financial information examined and reported upon by our certified public accountants; (2) quarterly reports on Form 10-QSB containing unaudited financial statements for each of the first three quarters of the fiscal year; and (3) additional information on Form 8-K concerning our business and operations deemed appropriate by our board of directors.

     You may read and copy any materials we file with the SEC by visiting the public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. Since we are an electronic filer, you may also receive information about us through the SEC's internet website that contains reports, proxy and information statements, and other information at http://www.sec.gov.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     We shall indemnify to the fullest extent permitted by the laws of Delaware any person made or threatened to be made, a party to any legal action or proceeding by reason of the fact the individual is or was our director, officer or employee, or served as an agent for any other enterprise at our request. The board of directors shall have the power to indemnify any person, other than a director or officer, made a party to any legal action, suit or proceeding by reason of the fact the individual was our employee.

     Pursuant to our bylaws, we may indemnify and/or purchase indemnity insurance for our directors, officers or other employees. We may also pay and/or advance expenses to our directors, officers and other employees who are eligible for or entitled to such payments or advances. The extent of any such indemnification, payment or advance shall be expressly authorized by the board of directors. Our right to indemnify such persons shall include, but not be limited to, our authority to enter into written agreements for indemnification.

     Subject to the laws of Delaware, our directors shall not be liable to the company or our shareholders for monetary damages for an act or omission in the director's capacity of a director, as long as the director acted in good faith.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue. This excludes any payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding.

     Indemnification of officers or persons controlling us for liabilities arising under the Securities Act of 1933 is held to be against public policy by the SEC, and is therefore unenforceable.

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